UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 12, 2018

LEGGETT & PLATT, INCORPORATED

(Exact name of registrant as specified in its charter)

Missouri	001-07845	44-0324630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1 Leggett Road, Carthage, MO	64836
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 417-358-8131

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment and Restatement of Credit Agreement

On December 12, 2018, Leggett & Platt, Incorporated (the “Company,” “us,” “we” or “our”) entered into the Third Amended and Restated Credit Agreement among us, JPMorgan Chase Bank, N.A., as administrative agent (“JPMorgan”) and the Lenders listed below (the “Credit Agreement”). The Credit Agreement is a five year multi-currency credit facility providing us the ability, from time to time subject to certain customary conditions, to borrow, repay and re-borrow up to $1.2 billion under a revolving facility until the maturity date, at which time our ability to borrow under this facility will terminate. The Credit Agreement also provides for a one-time draw of up to $500 million under a new five-year term loan facility. The Credit Agreement amends and restates the Second Amended and Restated Credit Agreement, dated November 8, 2017 among us, JPMorgan and the lenders named therein, filed November 9, 2017 as Exhibit 10.1 to our Form 8-K. Capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.

The amendments to the Credit Agreement include:

(1) Maturity Date of Revolving Facility Extended. The maturity date under our senior unsecured revolving facility under the Credit Agreement (the “Revolving Facility”) was extended from November 8, 2022 to five years after the “Revolving Facility Availability Date” (which is January 3, 2019, subject to certain Borrowing conditions being satisfied, or waived). If the Revolving Facility Availability Date does not occur on or prior to the “Commitment Termination Date,” as defined below, then the Revolving Facility maturity date will remain November 8, 2022.

(2) Revolving Commitments under Revolving Facility Increased. The Revolving Commitments under the Revolving Facility were increased from $800 million to $1.2 billion and each Lender’s Revolving Commitment was modified as follows:

Lenders	Prior Revolving Commitment	New Revolving Commitment
JPMorgan Chase Bank, N.A.	$95,000,000	$173,128,342.24
Wells Fargo Bank, National Association	$95,000,000	$128,114,973.27
U.S. Bank National Association	$95,000,000	$128,114,973.27
MUFG Bank, Ltd.	$75,000,000	$128,114,973.27
Bank of America, N.A.	$50,000,000	$128,114,973.27
SunTrust Bank	$60,000,000	$91,764,705.88
PNC Bank, National Association	$60,000,000	$91,764,705.88
BMO Harris Bank, N.A.	$50,000,000	$63,529,411.76
The Toronto Dominion Bank	$45,000,000	$63,529,411.76
Branch Bank and Trust Company	$35,000,000	$63,529,411.76
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$40,000,000	$63,529,411.76
Svenska Handelsbanken AB (PUBL) New York Branch	$30,000,000	$45,000,000.00
Arvest Bank	$25,000,000	$31,764,705.88
Citizens Bank, N.A.	$45,000,000	$0

	$800,000,000	$1,200,000,000

Although the Revolving Commitments were increased to $1.2 billion upon the execution of the Credit Agreement, the Company’s ability to borrow under the Revolving Facility is limited to $800 million until the Revolving Facility Availability Date. Also, if the “Acquisition Funding Date” (which is the date of funding of the acquisition of Elite Comfort Solutions, Inc. (“ECS”)) does not occur on or prior to the “Commitment Termination Date,” as defined below, then the Aggregate Revolving Commitments under the Revolving Facility will automatically permanently revert back to $800 million with the corresponding pro rata reduction for each Lender, and any excess over $800 million of the then aggregate principal amount of outstanding Revolving Loans will become immediately due and payable. Reference is made to our Form 8-K filed November 7, 2018 disclosing the material definitive agreement to acquire ECS for approximately $1.25 billion in cash (the “ECS Acquisition”).

The proceeds of Revolving Loans under the Revolving Facility will be used for working capital and other general corporate purposes of the Company and its subsidiaries including: (a) to pay the cash consideration for the ECS Acquisition, (b) to finance the repayment of existing debt of ECS, and (c) to pay fees and expenses incurred in connection with the ECS Acquisition. Amounts repaid under the Revolving Facility may be re-borrowed, subject to satisfaction of certain Borrowing conditions. As of the date of this Form 8-K, there is no Borrowing under the Revolving Facility.

(3) Tranche A Term Facility Added. A senior unsecured “Tranche A” term loan facility in the aggregate principal amount of $500 million (the “Tranche A Term Facility”) was added. Tranche A Term Loans will be available to the Company solely in U.S. Dollars. The proceeds of the Tranche A Term Loan will be used solely by the Company (a) to pay the cash consideration for the ECS Acquisition, (b) to finance the repayment of existing debt of ECS, and (c) to pay fees and expenses incurred in connection with the ECS Acquisition. The Company anticipates funding approximately $500 million of the $1.25 billion cash purchase price of the ECS Acquisition through a Tranche A Term Loan.

The Tranche A Term Commitment for each Lender is as follows:

Lenders	Tranche A Term Commitment
JPMorgan Chase Bank, N.A.	$76,871,657.76
Wells Fargo Bank, National Association	$56,885,026.73
U.S. Bank National Association	$56,885,026.73
MUFG Bank, Ltd.	$56,885,026.73
Bank of America, N.A.	$56,885,026.73
SunTrust Bank	$38,235,294.12
PNC Bank, National Association	$38,235,294.12
BMO Harris Bank, N.A.	$26,470,588.24
The Toronto Dominion Bank	$26,470,588.24
Branch Bank and Trust Company	$26,470,588.24
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$26,470,588.24
Arvest Bank	$13,235,294.12
Svenska Handelsbanken AB (PUBL) New York Branch	$0

$500,000,000

The Tranche A Term Facility will be available in a single draw on the Acquisition Funding Date. Amounts borrowed under the Tranche A Term Facility that are repaid or prepaid may not be re-borrowed. The Tranche A Term Commitments will automatically terminate on the earlier of making a Tranche A Term Loan on the Acquisition Funding Date, or the “Commitment Termination Date” which is defined as the earlier of (a) the fifth Business Day following April 30, 2019, in the event the Acquisition Funding Date has not occurred on or prior to such date, (b) the date of consummation of the ECS Acquisition without using the Tranche A Term Facility, or (c) the termination of the ECS Acquisition agreement in accordance with its terms without consummation of the ECS Acquisition. Any Tranche A Term Loan will mature on the date that is five years after the Revolving Facility Availability Date.

(4) Incremental Increase in Revolving Commitments and Term Loans. Prior to amendment, the Credit Agreement contained a provision for the incremental increase of Borrowing capacity under the Revolving Facility in an amount up to $250 million (in addition to the prior $800 million Borrowing capacity) upon the request of the Company subject to the Lenders’ consent (i.e., up to an aggregate Borrowing capacity of $1.05 billion). The provision was amended to provide for an incremental increase in Borrowing capacity in Revolving Commitments and Incremental Term Loans of up to $500 million (in addition to the amended Borrowing capacity of $1.7 billion) upon request of the Company subject to the Lenders’ consent (i.e., up to an aggregate Borrowing capacity of $2.2 billion). However, if the Acquisition Funding Date does not occur on or prior to the Commitment Termination Date, then the incremental Borrowing capacity will remain $250 million (i.e., up to the pre-amendment aggregate Borrowing capacity of $1.05 billion).

(5) Financial Covenant to Change. Prior to the Acquisition Funding Date, the Company must maintain a ratio of Total Indebtedness to Total Capital of not more than 0.65 to 1.00. From and after the Acquisition Funding Date, the Company must maintain, as of the last day of each fiscal quarter, a Leverage Ratio of Consolidated Funded Indebtedness to Consolidated EBITDA for the trailing four fiscal quarters of not greater than 4.25 to 1.00, with a single step-down to 3.50 to 1.00 on the last day of the fiscal quarter that contains the date that is twelve months after the Acquisition Funding Date.

(6) “SunGard” Conditionality Added. The Credit Agreement was amended to provide for limited conditionality regarding the Borrowing to finance the ECS Acquisition. The failure by the Company to comply with any covenant or the occurrence of an Event of Default will not constitute the failure of a condition precedent to the funding under the Revolving Facility or the Tranche A Term Loan on the Acquisition Funding Date, and the only representations to be made on the Acquisition Funding Date will be certain Specified Representations and the ECS Acquisition Agreement Representations. However, the funding is subject to certain customary, limited conditions as specified in the Credit Agreement including that no Material Adverse Effect has occurred with respect to ECS.

General Terms under the Credit Agreement

The Company may elect the type of Borrowing under the Credit Agreement, which determines the rate of interest to be paid on the outstanding principal balance, as follows:

(A)	ABR Borrowing. Under an ABR loan, we will pay interest at the Alternate Base Rate plus the Applicable Rate.

(1) Alternate Base Rate. The Alternate Base Rate is the highest of (a) the Prime Rate last quoted by The Wall Street Journal as the “prime rate” in the United States; (b) the NYFRB Rate, which is the greater of (i) the rate based on federal funds transactions by depository institutions and published as the Federal Funds Effective Rate by the Federal Reserve Bank of New York, or (ii) the Overnight Bank Funding Rate published by the Federal Reserve Bank of New York; each in effect for such day, plus 1/2 of 1%; or (c) the Adjusted Fixed Rate for a one month Interest Period, which is the Fixed Rate (as defined below) multiplied by the Statutory Reserve Rate (a fraction with a numerator of 1, and a denominator of 1 minus the aggregate of the maximum reserve percentages established by the Federal Reserve Board to which JPMorgan is subject for Eurocurrency funding), plus 1%.

(2) Applicable Rate. The Applicable Rate equals an ABR Spread based on the higher of S&P and Moody’s credit ratings of our senior unsecured long-term debt. The ABR Spread is currently 0.125% per annum.

(B)	Fixed Rate Borrowing. Under a Fixed Rate loan, we will pay interest at the Adjusted Fixed Rate for the Interest Period and Major Currency plus the Applicable Rate.

(1) Adjusted Fixed Rate. The Adjusted Fixed Rate is the Fixed Rate multiplied by the Statutory Reserve Rate, as defined above. The Fixed Rate for any Borrowing denominated (a) in Dollars, Euros, British Pounds Sterling and Swiss Francs equals the LIBO Screen Rate (the London interbank offered rate) for such Interest Period; (b) in Mexican Pesos equals the Mexican Peso Negotiated Rate for such Interest Period; and (c) in Canadian Dollars equals the CDOR Screen Rate for such Interest Period; provided that if the LIBO Screen Rate or CDOR Screen Rate is not available, then the interest will be at the Interpolated Rate (a rate per annum interpolated by JPMorgan, if possible), and if not possible at the mean of rates offered by certain Referenced Banks.

(2) Applicable Rate. The Applicable Rate equals a Fixed Spread based on the higher of S&P and Moody’s credit ratings of our senior unsecured long-term debt. The Fixed Spread is currently 1.125% per annum.

(C)

Dollar Swingline Loans. Under a Dollar Swingline loan (which may be, but is not required to be made by JPMorgan, as Swingline Lender, usually for short-term administrative convenience on same day notice) we would pay interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate for an ABR Borrowing.

(D) Competitive Loans. Under a Competitive Loan, we will pay interest at a rate equal to a competitive variable or fixed rate accepted by us.

Payment of Interest and Principal

Revolving Facility. The Company is required to (a) periodically pay accrued interest on any outstanding principal balance under the Revolving Facility at time intervals based upon the selected interest rate and the selected Interest Period, and (b) pay the outstanding principal of the Revolving Facility upon the maturity date. We can also repay the outstanding principal prior to maturity, except for loans denominated in Mexican Pesos.

Tranche A Term Facility. The Company must pay interest on the Tranche A Term Loan based on ABR or Fixed Rate Borrowing at time intervals based upon the selected interest rate and selected Interest Period. The Company is required to (a) pay principal on the Tranche A Term Facility each quarter (on the last day of March, June, September and December) equal to the aggregate principal amount of the Tranche A Term Loan outstanding on the Acquisition Funding Date multiplied by 2.50%, and (b) pay the remaining outstanding principal under the Tranche A Term Facility upon the maturity date. Principal amounts borrowed under a Tranche A Term Loan can be prepaid.

Letters of Credit. Our ability to borrow under the Revolving Facility is reduced by the amount of outstanding Letters of Credit issued pursuant to the Credit Agreement. The amount of Letters of Credit is limited to $125 million. As of the date of this Form 8-K, there are no Letters of Credit outstanding under the Credit Agreement.

Company Covenants. The Credit Agreement is unsecured, but contains restrictive covenants which, among other things, limit (subject to certain exceptions) (a) prior to the Acquisition Funding Date, our Total Indebtedness to Total Capital to 0.65 to 1.00; (b) from and after the Acquisition Funding Date, as of the last day of each fiscal quarter, the Leverage Ratio of Consolidated Funded Indebtedness to Consolidated EBITDA to not greater than 4.25 to 1.00, with a single step-down to 3.50 to 1.00 on the last day of the fiscal quarter that contains the date that is twelve months after the Acquisition Funding Date; (c) the principal amount of Secured Debt to 15% of Consolidated Total Assets, and (d) our ability to sell, lease, transfer or dispose of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than products sold in the ordinary course of business) at any given point in time.

Acceleration of Indebtedness. Subject to the “SunGard” provisions referenced above, and certain customary cure periods, the Credit Agreement provides that if we breach any representation or warranty, do not comply with any covenant, fail to pay principal, interest or fees in a timely manner, or if any Event of Default (as defined in the Credit Agreement) otherwise occurs, then the Credit Agreement may be terminated. Upon termination, all outstanding Indebtedness under the Credit Agreement will accelerate.

The foregoing is only a summary of certain terms of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

The listed Lenders and their affiliates have provided, from time to time, and continue to provide commercial banking and related services, as well as investment banking, financial advisory and other services to us and/or to our affiliates, for which we have paid, and intend to pay, customary fees, and, in some cases, out-of-pocket expenses.

Board Increases Authorization under Commercial Paper Program

The Board of Directors of the Company, concurrent with the execution of the Credit Agreement on December 12, 2018, authorized management to increase the capacity under the Company’s commercial paper program (the “CP Program”) from $800 million to $1.2 billion. The Credit Agreement acts as support for the marketability of the Company’s CP Program. As of December 12, 2018, the Company had $250 million of commercial paper outstanding. The Company anticipates funding approximately $750 million of the $1.25 billion cash purchase price of the ECS Acquisition through commercial paper borrowings.

We issue commercial paper notes (the “Notes”) pursuant to a Commercial Paper Issuing and Paying Agent Agreement (the “Agent Agreement”) between U.S. Bank National Association (the “Bank”) and the Company, including the Master Note, filed December 5, 2014 as Exhibit 10.1 to our Form 8-K. The Agent Agreement provides that the Bank will act as (a) depository for the safekeeping of our Notes; (b) issuing agent on behalf of us in connection with the issuance of the Notes; (c) paying agent for the Notes; and (d) depository to receive funds on our behalf. The Agent Agreement contains customary representations, warranties, covenants and indemnification provisions.

The Notes are marketed and sold through certain dealers selected by us (each a “Dealer”) pursuant to the Form of Amended and Restated Commercial Paper Dealer Agreement, filed December 5, 2014 as Exhibit 10.2 to our Form 8-K. Each Dealer Agreement provides for the terms under which the respective Dealer will either purchase from us or arrange for the sale by us of the Notes in transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended. The Dealer Agreements are substantially identical, in all material respects, and contain customary representations, warranties, covenants and indemnification provisions.

The Notes are issued in $250,000 minimum face or principal amounts at par less a discount representing an interest factor, or at par, if interest bearing, with interest established based upon market conditions and credit ratings in effect at the time of issuance. The maturities of the Notes will vary but may not exceed 270 days. The Notes are not subject to voluntary pre-payment by us or redemption prior to maturity. The Notes rank equally with all of our other unsecured and unsubordinated indebtedness. Such Notes shall be subject to certain event of default provisions, including those related to non-payment of principal or interest when due and the bankruptcy or insolvency of our Company, which shall cause the Notes to become immediately due and payable. The amounts available under our CP Program may be borrowed, repaid and re-borrowed from time to time. We have used, and expect to use, the net proceeds from the sale of our Notes for working capital and other general corporate purposes, including (a) to pay the cash consideration for the ECS Acquisition, (b) to finance the repayment of existing debt of ECS, and (c) to pay fees and expenses incurred in connection with the ECS Acquisition.

Over the long term, and subject to our capital needs, market conditions and alternative capital market opportunities, we expect to maintain the indebtedness under the CP Program by continuously repaying and reissuing the Notes until such time as the outstanding Notes are replaced with long-term debt. We view the Notes as a source of long-term funds and have classified the borrowings under the CP Program as long-term borrowings on our balance sheet. The foregoing is only a summary of certain terms and conditions of our CP Program, the Agent Agreement and the Form of Amended and Restated Commercial Paper Dealer Agreement, and is qualified in its entirety by reference to such agreements which are incorporated herein by reference.

The Bank and Dealers and/or their affiliates have provided from time to time, and may continue to provide commercial banking and related services, as well as investment banking, financial advisory and other services to us and our affiliates, for which we have paid, and intend to pay customary fees, and, in some cases, out-of-pocket expenses.

The Notes will not be, and have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered, reoffered or sold in the United States, or elsewhere, absent registration or applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption. This Form 8-K is not intended to condition the market in the United States, or elsewhere, for the issuance of any Notes.

Statements in this Form 8-K that are not historical in nature are “forward-looking,” including, without limitation, our expectations regarding our plans to use commercial paper indebtedness and a Tranche A Term Loan to pay for the cash consideration for the ECS Acquisition, to finance the repayment of existing debt of ECS, to pay fees and expenses incurred in connection with the ECS Acquisition, and to maintain the indebtedness under our CP Program until such time as the Notes are replaced with long-term debt. These statements involve uncertainties and risks, including, without limitation, (i) increases or decreases in our capital needs, which may vary depending on a variety of factors, including, without limitation, any other acquisition or divestiture activity and our working capital needs, (ii) market conditions, and (iii) alternative capital market opportunities, including, without limitation, the relative attractiveness of longer-term debt financing or equity financing. Any forward-looking statement reflects only our beliefs when the statement is made. Actual results could differ materially from our expectations, and we do not undertake any duty to update these statements.

Item 1.02	Termination of a Material Definitive Agreement.

On December 12, 2018, the commitments under the commitment letter (“Commitment Letter”), dated November 6, 2018 among JPMorgan, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and U.S. Bank National Association (the “Commitment Parties”) and the Company were terminated upon entry into the Credit Agreement. The Commitment Parties agreed to extend credit to the Company in the amount of up to $900 million under a senior, unsecured 364-day bridge loan facility. We had obtained the commitments under the Commitment Letter in order to facilitate the consummation of the ECS Acquisition while we pursued the $400 million enhancement to our Revolving Facility and the $500 million five-year Tranche A Term Loan Facility. Under the terms of the Commitment Letter, the commitments thereunder were reduced dollar-for-dollar by the new Commitments under the Credit Agreement. The Commitment Letter, which was filed as Exhibit 10.1 to the Company’s Form 8-K on November 7, 2018, is incorporated herein by reference.

The Commitment Parties and/or their affiliates have provided from time to time, and may continue to provide commercial banking and related services, as well as investment banking, financial advisory and other services to us and our affiliates, for which we have paid, and intend to pay customary fees, and, in some cases, out-of-pocket expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Third Amended and Restated Credit Agreement, dated as of December 12, 2018 among the Company, JPMorgan Chase Bank, N.A. as administrative agent, and the Lenders named therein.

10.2	Second Amended and Restated Credit Agreement, dated November 8, 2017 among the Company, JPMorgan Chase Bank, N.A. as administrative agent, and the Lenders named therein, filed November 9, 2017 as Exhibit 10.1 to the Company’s Form 8-K, is incorporated by reference. (SEC File No. 001-07845)

10.3	Commercial Paper Issuing and Paying Agent Agreement between U.S. Bank National Association and the Company, dated December 2, 2014, including Master Note, filed December 5, 2014 as Exhibit 10.1 to the Company’s Form 8-K, is incorporated by reference. (SEC File No. 001-07845)

10.4	Form of Amended and Restated Commercial Paper Dealer Agreement, filed December 5, 2014 as Exhibit 10.2 to the Company’s Form 8-K, is incorporated by reference. (SEC File No. 001-07845)

10.5	Commitment Letter among the Company, JP Morgan Chase Bank, N. A., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and U.S. Bank National Association, dated November 6, 2018, filed November 7, 2018 as Exhibit 10.1 to the Company’s Form 8-K, is incorporated by reference. (SEC File No. 001-07845)

*	Denotes filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGGETT & PLATT, INCORPORATED

Date: December 14, 2018	By:	/s/ SCOTT S. DOUGLAS
Scott S. Douglas
Senior Vice President – General Counsel & Secretary